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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 8-A/A
                                 AMENDMENT NO. 2


           AMENDING THE REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) or 12(g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934




                              HILLS STORES COMPANY
             (Exact name of registrant as specified in its charter)

             Delaware                                 31-1153510
      (State or other juris-                       (I.R.S. employer
     diction of incorporation)                  identification number)

              15 Dan Road                                 02021
         Canton, Massachusetts                          (Zip Code)
(Address of principal executive office)


        Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be registered            Name of each exchange on which
                                                each class is to be registered

Rights to Purchase Series B Participating       New York Stock Exchange
Cumulative Preferred Stock

        Securities to be registered pursuant to Section 12(g) of the Act:

                                      None

                                (Title of Class)


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Item 1.  Description of Registered Securities
         ------------------------------------

        On November 11, 1998, Hills Stores Company (the "Company") amended its Rights Agreement dated as of August 16, 1994 (the "Rights Agreement") between the Company and The Chase Manhattan Bank (formerly known as Chemical Bank), as Rights Agent.

	The Amendment to the Rights Agreement provides that no person shall become an Acquiring Person under the Rights Agreement by reason or as a result of the consummation of the merger between the Company and Ames Department Stores, Inc. and that no Distribution Date shall occur by reason or as a result of consummation of the merger. The Amendment also provides that the indemnity provided for therein shall survive the termination of the Rights Agreement and the termination and the expiration of the Rights.

        The foregoing description of the Amendment to the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Amendment to the Rights Agreement, which is filed as an exhibit hereto and incorporated herein by reference.

Item  2.  Exhibits
          --------

1. Rights Agreement dated as of August 16, 1994, between Hills Stores Company and Chemical Bank, as Rights Agent.*

2. Form of Certificate of the Voting Powers, Preferences and Relative, Participating, Optional and Other Special Rights, Qualifications, Limitations or Restrictions of Series B Participating Cumulative Preferred Stock of Hills Stores Company (Exhibit A to the Rights Agreement).*

3.      Form of Right Certificate (Exhibit B to the Rights Agreement).*

4. Amendment dated as of October 18, 1995, to the Rights Agreement dated as of August 16, 1994, between Hills Stores Company and Chemical Bank, as Rights Agent.**

5. Second Amendment dated as of November 11, 1998, to the Rights Agreement dated as of August 16, 1994, between Hills Stores Company and The Chase Manhattan Bank (formerly Chemical Bank), as Rights Agent.


* Incorporated by reference to the Company's Registration Statement on Form 8-A dated August 23, 1994.

** Incorporated by reference to the Company's Amendment No.1 to Form 8-A dated October 18, 1995.




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                                    SIGNATURE

	Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the under-signed, thereunto duly authorized.

                                                HILLS STORES COMPANY/

                                                By:     /s/ William K. Friend
                                                     -------------------------
                                                Name:   William K. Friend
                                                Title:  Senior Vice President-
                                                        Secretary

Dated: December 21, 1998









                                  EXHIBIT INDEX

                     Pursuant to Item 601 of Regulation S-K


Exhibit
Number          Title
-------         -----

5 Second Amendment dated as of November 11, 1998 to the Rights Agreement dated as of August 16, 1994 between Hills Stores Company and The Chase Manhattan Bank.